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                                                                    EXHIBIT 99.1




[WILLIAMS LOGO]

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02/14/2002
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   WILLIAMS PRESIDENT TO ADDRESS UBS WARBURG ENERGY AND UTILITIES CONFERENCE

NEW YORK -- The president and CEO of Williams (NYSE:WMB), scheduled to present today at the UBS Warburg Energy and Utilities Conference, said he would update the audience on Williams' business performance and reiterate that the company is proceeding in an orderly way to assess its exposure to its former communications unit and finalize 2001 earnings.

On Jan. 29, Williams reported unaudited financial results, which included total recurring segment profit of $2.7 billion and $2.35 per share in recurring earnings. The company said final earnings could not be released pending a continuing assessment of Williams' contingent obligations related to Williams
Communications (NYSE:WCG), which was spun off to shareholders in April 2001.

Steve Malcolm, Williams' president and CEO, said, "WCG has announced that it will provide a balance-sheet restructuring plan to its banks by Feb. 25 and yesterday provided public guidance on its earnings expectations for the current year. Both are important elements in our assessment. We are digesting the information provided yesterday and we'll need to understand the impact of their restructuring plan before we can release our final 2001 earnings. "We are also continuously reviewing our previously announced balance-sheet strengthening plan, which includes the issuance of securities that we completed in January, reductions in planned capital spending and the sale of non-core assets, which is in process," he said. "In addition, we are also moving to further reduce expenses and would expect annual reductions of $50 million from that effort.

"We are fully committed to make additional adjustments in any of these areas to ensure that we continue to operate as a solid investment-grade company," he said.

Malcolm said while the potential obligation related to WCG is the only issue that remains to complete Williams' 2001 consolidated results, Williams continues to evaluate the potential 2002 impact of the ultimate resolution of the WCG-related issue and the effect of the previously announced balance-sheet strengthening plan.

About Williams (NYSE: WMB)

Williams, through its subsidiaries, connects businesses to energy, delivering innovative, reliable products and services. Williams information is available at http://www.williams.com.

Portions of this document may constitute "forward-looking statements" as defined by federal law. Although the company believes any such statements are based on reasonable assumptions, there is no



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assurance that actual outcomes will not be materially different. Any such statements are made in reliance on the "safe harbor" protections provided under the Private Securities Reform Act of 1995. Additional information about issues that could lead to material changes in performance is contained in the company's annual reports filed with the Securities and Exchange Commission


CONTACT INFORMATION:

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
Ellen Averill, Williams (media         Rick Rodekohr, Williams (investor        Richard George, Williams (investor
relations)                             relations)                               relations)
(918) 573-6476                         (918) 573-2087                           (918) 573-3679
ellen.averill@williams.com             rick.rodekohr@williams.com               richard.george@williams.com